UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)
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Destination Maternity Corporation
(Name of Registrant as Specified In Its Charter)

Nathan G. Miller Peter O’Malley Holly N. Alden Christopher B. Morgan Marla A. Ryan Anne-Charlotte Windal
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Holly N. Alden, Christopher B. Morgan, Marla A. Ryan and Anne-Charlotte Windal intend to send the following letter to stockholders of Destination Maternity Corporation:

Dear Destination Maternity Shareholders:
We are writing to you as nominees for election to the Board (the "Board") of Destination Maternity (the "Company") at the upcoming 2018 Annual Meeting of Shareholders on May 23, 2018 (the GOLD CARD NOMINEES).
We would like to help clarify what this election is truly about by asking you to consider the following question:
Are you satisfied with the performance and total shareholder return (“TSR”) of Destination Maternity?
For us – fellow shareholders like yourselves – the answer is NO. Many of you likely share our frustration and dismay at the failed turnaround attempts and persistent executive turnover. There is no hiding from the historical facts at Destination Maternity:
•	The stock price has fallen over 80% in the past three years, from $15.44 to $2.38
•	The Board has touted a “turnaround” plan for three years, yet appears to lack any sense of urgency to implement one
•	The Board has declined to hire a permanent CEO for nine months, tapping existing board members instead
•	We believe this Board has betrayed both shareholders and employees by shirking its primary oversight responsibilities.

We are executives from both the specialty retail apparel and finance industries with over 95 years of cumulative experience.  We find the current board’s apparent contempt for sound corporate governance and total disregard for shareholder value absolutely inexcusable. Destination Maternity is not a broken business but a poorly, mismanaged one as evidenced by the following:
•	Destination Maternity has the highest SG&A ratio peer group at 52% vs. average of 34%
•	Revenue has declined 21% over the last 3 years, falling from $517MM to $406MM, losing $111MM
•	Book value has declined 67%, from $125MM to $41MM since 2014
We have a detailed, comprehensive strategic business plan that was previously reviewed with the current Board and management, in a highly collaborative manner.  We plan to fully examine where the margin leakage is occurring and then fine-tune and implement a multi-stage cost-cutting plan that will not impact core operations. The comprehensive strategic business plan provides the strategy for the first 90 days and beyond with the goal of making a beneficial impact from day one:
Phase 1:
•	Examining the superfluous discounting policies, negotiating with the vendor community on better sourcing and logistics, and streamlining inventory/SKU management for a better omni-channel performance
o	Reducing reliance on third-parties and vendors targeting $5MM
•
After reviewing the retail footprint with real estate professionals, we will optimize the store base over the next decade by closing unprofitable stores, and where appropriate, renegotiating leases at better terms

o	Bulk re-negotiation of leases could reduce portfolio costs $2MM

Phase 2:
•	Driving growth opportunities in terms of both product extensions and entering new and better partnerships with the goal of migrating the customer lifecycle beyond just maternity
o	Expansion into other categories through new products i.e. baby carriers, strollers and other pre/post-partum items could lead to $5MM+ in additional revenue
o	A 5% increase in conversion would lead to $12.5MM in additional revenue

We promise you that during this process we will foster a more productive and transparent engagement with all shareholders.
The Board has been paid MILLIONS, while the stock price has declined 70%
•	Mr. Erdos and Ms. Payner-Gregor have paid themselves over $1MM each during their tenure on the Board
•	The entire Board has paid itself $8.5MM since Ms. Payner-Gregor joined in 2009

The Board has REWARDED management with MILLIONS in compensation, while missing the past seven years of incentive targets
•	Ron Masciantonio, the Company’s Chief Administrative Officer, has been paid over $5.6MM
•	Anthony Romano, the former CEO, was paid over $7MM in compensation during his three year tenure
•	Ron Masciantonio and David Stern, the Company’s Chief Financial Officer, received cash bonuses of $242,000 and $125,000 respectively, despite missing their EBITDA target by 52% for FY2017
•	Mr. Masciantonio and Mr. Stern each received 135,000 time-vested equity awards in March 2018
•	The Board granted 750,000 time-vested equity awards to employees over the last seven months

We are four highly qualified individuals with strong retail backgrounds that see a tremendous opportunity to create shareholder value and put Destination Maternity back on a path to success.
•	We possess over 95 years of experience in retail, financial analysis, marketing, branding, and building lifestyle brands
•	We identified $20MM in cost savings and $20MM in revenue growth, with equal parts cost cuts and growth
•	We built a comprehensive three phase plan to effect change, which holds us accountable with metrics for success
•	We believe in being financially driven, results minded executives who are accountable and use metrics to gauge success

The woeful disconnect between Destination Maternity’s stock price and its underlying asset value is no longer acceptable. We offer a different strategic path for fundamental change. As experienced executives, we’ve seen plenty of troubled companies allow poor corporate governance practices to destroy value. The time for wholesale change is NOW. As the shareholder, YOU finally have the opportunity to elect a new board that is aligned with your interests and will return value!
We kindly ask you for your vote.  Please vote for ALL the GOLD CARD NOMINEES by voting the GOLD card.  If you have questions about how to vote your shares, please contact Morrow Sodali, our proxy solicitor at (800) 662-5200 or NGM@morrowsodali.com.

Sincerely,
Holly Alden, Chris Morgan, Marla Ryan and Anne-Charlotte Windal

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